UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 8, 2012

Forward Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	000-6669	13-1950672
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. West Palm Beach, FL	33410
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 526-3005

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(E)    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;

                            APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF

                            CERTAIN OFFICERS.

 Incentive Compensation Plan.  On November 8, 2012, the Compensation Committee (“Compensation Committee”) of Forward Industries, Inc.’s (the “Company”) Board of Directors, voted to adopt the Forward Industries Incentive Compensation Plan (the “Incentive Plan”), to provide incentives to employees of the Company in the form of equity grants and cash bonus payments for achieving certain performance goals, and pursuant to which the Company will, subject to the terms therein, (1) grant a one-time restricted stock unit bonus to certain employees, (2) pay bonuses as provided therein, and (3) provide that annual bonuses for employees be made in the form of cash and restricted stock units, as provided therein.  Pursuant to the Incentive Plan and the Company’s 2011 Long Term Incentive Plan (the “2011 Plan”) and the 2007 Equity Incentive Plan (the “2007 Plan”), the Compensation Committee determined to award Robert Garrett, Jr., the Company’s Chief Executive Officer and James O. McKenna, the Company’s Chief Financial Officer/Treasurer, 125,000 and 105,000 restricted stock units respectively (the “Awards”), and the other employees specified in the Inventive Plan.   The Awards will vest over three years from the date of grant, 1/3 per year on each anniversary of the grant date, subject to the terms of the Incentive Plan, the 2011 Plan the 2007 Plan, and the terms of the grant letters.

Employment Agreement.  The Compensation Committee on November 8, 2012, approved an amendment to Mr. McKenna’s employment agreement (the “Amendment”) in connection with his relocation from California to Florida at the Company’s request pursuant to the move of the Company’s executive offices to West Palm Beach, Florida from Santa Monica, California. Among other things, the Amendment reduced his base salary to $210,000 per annum from $225,000 per annum, eliminated his housing allowance, and provided for a relocation bonus in the amount of $172,456, less applicable withholdings and deductions, all subject to the provisions provided in the Amendment.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2012	By:	/s/ Robert Garrett Jr.
		Name:	Robert Garrett Jr.
		Title:	Principal Executive Officer